Exhibit 99.1

CEDC Announces Restatement of Second Quarter 2012 Results

Mt. Laurel, New Jersey, November 13, 2012: Central European Distribution Corporation (NASDAQ: CEDC) announced today that it expects to restate its financial results for the three and six months ended June 30, 2012. CEDC will restate these financial statements to correct an excess provision previously recorded to account for promotional compensation granted to one customer in a division of its main operating subsidiary in Russia, the Russian Alcohol Group (“RAG”). The excess provision resulted in an inadvertent understatement of the Company’s accounts receivable.

CEDC estimates that the aggregate effect of the adjustments identified to date will result in an increase in accounts receivable as at June 30, 2012, and a decrease in selling, general and administrative expenses for the three and six months ended June 30, 2012, of approximately $6 million, resulting in an increase in net income for the three and six months ended June 30, 2012, of approximately $6 million, which amounts are subject to change as CEDC continues its review of the accounting matters discussed herein. These amounts reflect the fact that certain accounts receivable related to promotional compensation granted to customers of RAG that had been provisioned as doubtful accounts were ultimately recovered in the period and therefore the associated provisions are to be reversed. The adjustments are not expected to have any impact on previously reported net cash provided by operating activities reported in the cash flow statements during the period.

As previously disclosed, following an internal investigation led by the Audit Committee of CEDC’s board of directors regarding CEDC’s retroactive trade rebates, trade marketing expenses and related accounting issues, including the promotional compensation granted to customers of RAG, CEDC filed an amended annual report on Form 10-K/A for the year ended December 31, 2011, and amended quarterly reports on Form 10-Q/A for the three and nine months ending September 30, 2011 and the three months ending March 31, 2012, with the United States Securities and Exchange Commission (the “SEC”). In addition, CEDC filed a Form 10-Q for the three and six months ending June 30, 2012, that included restated financial statements as of and for the three and six months ending June 30, 2011. The adjustments to CEDC’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2012, disclosed above represent a partial reversal of the selling, general and administrative expenses, and associated adjustments to the accounts receivable, reported in these restated financial statements.

Certain members of the board of directors and senior management of CEDC have discussed the matters described above with Ernst & Young Audit Sp. z.o.o., CEDC’s current auditor. CEDC is currently targeting a date of November 19, 2012, for filing an amended quarterly report on Form 10-Q for the three and six months ended June 30, 2012 with the SEC to reflect the restated financial statements. There can be no assurance, however, that this filing will be made within the anticipated period.

While CEDC has begun restructuring its corporate finance and reporting department in Poland and Russia to implement more effective internal controls over financial reporting, management’s evaluation of its internal control over financial reporting has disclosed material weaknesses still exist as noted in Management’s Annual Report on and Changes in Internal Control over Financial Reporting located in Item 9A, Controls and Procedures, of CEDC’s Form 10-K/A for the year ended December 31, 2011, filed with the SEC on October 5, 2012. CEDC is in the process of implementing the remediation steps listed in that Item 9A.

The expected effects of the restatement described above are based on currently available information. Because CEDC’s accounting review is ongoing, the estimates included herein are subject to change until the final restated financial statements are filed with the SEC.

About Central European Distribution Company

CEDC is one of the largest producers of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverage business. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC currently exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Liqueur, Rémy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Concha y Toro, among others.

Cautionary Statement about Forward-Looking Information

This press release contains forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expected materiality or significance of the estimated adjustments to CEDC’s financial statements, the expected timing for filing CEDC’s amended quarterly report and the quantitative effects of the restatement. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements. Such risks include, among others, the risk that additional information may arise from the evaluation of CEDC’s disclosure controls and procedures and that the preparation of CEDC’s restated financial statements or other subsequent events would require CEDC to make other revisions.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K/A for the fiscal year ended December 31, 2011, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

856-273-6980

In Europe:

Anna Załuska

Corporate PR Manager

Central European Distribution Corporation

48-22-456-6061